Exhibit 99.1

ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion under the heading "Material United States Federal Income Tax Consequences" in the Company's Registration Statement on Form S-3 (Reg. No. 333-156050)(the "Registration Statement"). Terms used in this section but not defined in this section have the meanings ascribed to them in the Registration Statement. You should refer to the discussion in the Registration Statement under "Material United States Federal Income Tax Consequences" for a discussion of the tax consequences of the Company's election to be taxed as a REIT and the tax consequences of acquiring, owning and disposing of the Company's securities.

Recent Legislation

On March 18, 2010, the President signed the Hiring Incentives to Restore Employment Act (the "HIRE Act") into law. The HIRE Act will require, effective for payments after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any substantial United States owners or (ii) provides certain information regarding the entity's substantial United States owners, which we will in turn provide to the Secretary of the Treasury. Foreign investors are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our common stock.

On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010 (the "Reconciliation Act"). The Reconciliation Act will require certain U.S. shareholders who are individuals, estates or trusts to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of our common stock, subject to certain exceptions. This tax will apply for taxable years beginning after December 31, 2012.

On December 17, 2010, the President signed the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act (the "2010 Tax Relief Act"). The 2010 Tax Relief Act continues the 15% maximum tax rate for long-term capital gains and qualified dividend income recognized by stockholders taxed at individual rates for taxable years through December 31, 2012. For taxable years beginning after December 31, 2012, the capital gains tax rate is scheduled to increase to 20%, the rate applicable to dividends is scheduled to increase to the tax rate then applicable to ordinary income. In addition, the backup withholding rate remains at 28% through December 31, 2012. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the 15% tax rate on qualified dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to: (i) long-term capital gains, if any, recognized on the disposition of our common stock; (ii) our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate); (iii) our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and (iv) our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

Changes to REIT Distributions

Internal Revenue Service Revenue Procedure 2010-12, permits us to make taxable distributions of our stock (in lieu of cash) if (i) any such distribution is declared on or before December 31, 2012 with respect to a taxable year ending on or before December 31, 2011, and (y) each of our stockholders is permitted to elect to receive its entire entitlement under such declaration in either cash or shares of equivalent value subject to a limitation in the amount of cash to be distributed in the aggregate; provided that (i) the amount of cash that we set aside for distribution is not less than 10 percent of the aggregate distribution so declared, and (ii) if too many of our stockholders elect to receive cash, a pro rata amount of cash will be distributed to each such stockholder electing to receive cash, but in no event will any such stockholder receive less than its entire entitlement under such declaration. Although Revenue Procedure 2010-12 applies only to taxable dividends payable in cash and stock with respect to taxable years ending on or before December 31, 2011, the Internal Revenue Service has issued private letter rulings to other REITs granting similar treatment to elective cash/stock dividends made prior to the issuance of Revenue Procedure 2010-12. Those private letter rulings may only be relied upon by the taxpayer to whom they were issued, but we could request a similar ruling from the Internal Revenue Service. Accordingly, it is unclear whether and to what extent we will be able to pay taxable dividends payable in cash and stock in later years. We currently do not intend to pay taxable dividends payable in cash and stock.